Exhibit 99

CoLucid Pharmaceuticals Announces Third Quarter 2015 Results and Corporate Highlights

CAMBRIDGE, MA – November 10, 2015 – CoLucid Pharmaceuticals, Inc. (NASDAQ: CLCD) today reported financial and operating results for the third quarter ended September 30, 2015.

Corporate Highlights

CoLucid continues to enroll patients in SAMURAI, its first of two pivotal Phase 3 clinical trials. The objective of SAMURAI is to evaluate the safety and efficacy of lasmiditan (100 mg and 200 mg) in comparison to placebo two hours after dosing.  The primary endpoint is freedom from migraine headache pain and the key secondary endpoint is freedom from the most bothersome associated symptom of migraine (nausea, phonophobia or photophobia). The company maintains its guidance to have SAMURAI fully enrolled by the end of the second quarter of 2016, with top-line data available in the third quarter of 2016.

CoLucid initiated GLADIATOR, a Phase 3 long-term, open-label trial of lasmiditan. GLADIATOR’s objective is to evaluate the safety and efficacy of lasmiditan, as well as resource utilization, functional outcomes and disability. The first patient was randomized in October and by the time of the NDA submission, it is anticipated that there will be more than 15,000 patient exposures to lasmiditan in the entire clinical program.

“CoLucid continues to execute on aggressively enrolling our SAMURAI study with the goal of generating top-line data in the third quarter of 2016, as well as randomizing patients who complete SAMURAI into GLADIATOR for long-term, open-label utilization of lasmiditan,” said Thomas P. Mathers, Chief Executive Officer. “A large proportion of migraine patients who have been enrolled in SAMURAI to date have multiple risk factors for cardiovascular disease or some forms of stable cardiovascular disease. Lasmiditan’s non-vasoconstrictive mechanism of action may be appropriate for the acute treatment of migraine patients with cardiovascular risk as they may be contraindicated or warned against utilizing currently marketed acute treatments. We continue to believe that these underserved migraine patients may benefit by the acute treatment of their migraine attacks with lasmiditan.”

The company maintains its current guidance to have cash on hand to fund its two pivotal clinical trials of lasmiditan and operations through mid-2017.

Third Quarter 2015 Financial Results

The company ended the third quarter of 2015 with cash, cash equivalents, and investments of $74.1 million compared to $0.2 million at year-end 2014.   The increase was due to the net proceeds from the initial public offering which closed in May 2015 and the company’s Series C financing which closed in January 2015.

Research and development expenses were approximately $5.8 million in the third quarter of 2015 compared to $0.4 million for the third quarter of 2014. The increase in R&D expense was primarily due to the costs associated with the lasmiditan phase 3 clinical program, including the SAMURAI pivotal clinical trial which was initiated in April 2015 and the costs associated with study initiation of the GLADIATOR open label clinical trial which randomized the first patient  in October 2015.

General and administrative expenses were approximately $3.2 million in the third quarter of 2015 compared to $0.3 million for the third quarter of 2014.  The increase in G&A expense was primarily due to $1.8 million in non-cash stock based compensation charges incurred in the quarter and support costs related to being a publicly traded company.  There was no non-cash stock based compensation expense in the third quarter of 2014.

Net loss for the third quarter of 2015 was $8.9 million, or ($0.59) per share.  Net loss for the third quarter of 2014 was $0.7 million, or ($4.97) per share.

About Lasmiditan

Lasmiditan has been designed to deliver efficacy for the acute treatment of migraine headaches in adults without the vasoconstrictor activity associated with previous generations of migraine therapies.  It selectively targets 5-HT1F receptors expressed in the trigeminal pathway.  Lasmiditan has been given the generic stem name “ditan,” which distinguishes it from other drug classes, including triptans, the current standard of care for migraine.

CoLucid is currently enrolling patients in SAMURAI, its first of two pivotal Phase 3 clinical trials. The objective of SAMURAI is to evaluate the safety and efficacy of lasmiditan (100 mg and 200 mg) in comparison to placebo two hours after dosing on freedom from migraine headache pain, which is the primary endpoint, and on freedom from the most bothersome associated symptom of migraine (nausea, phonophobia or photophobia), which is the key secondary endpoint.  SAMURAI is a randomized, double-blind, placebo-controlled parallel group study.  The study is expected to treat a single migraine in up to 1,483 migraine patients with lasmiditan at approximately 80 U.S. sites.  CoLucid expects patients will include those with migraine who also have cardiovascular risk factors or cardiovascular disease. SAMURAI is being conducted under a Special Protocol agreement with the U.S. Food and Drug Administration. Lasmiditan is designed to address major unmet medical needs in patients who are poorly served by currently available therapies, including patients with cardiovascular risk factors or cardiovascular disease that may not be able to take triptans.

CoLucid is also currently enrolling patients in GLADIATOR, a Phase 3 long-term, open-label trial of lasmiditan. GLADIATOR’s objective is to evaluate the safety and efficacy of lasmiditan, as well as resource utilization, functional outcomes and disability. Migraine patients who complete CoLucid’s ongoing first Phase 3 pivotal trial, SAMURAI, as well as the Company’s second Phase 3 pivotal trial, scheduled to commence in the first half of 2016, will be eligible to enroll in GLADIATOR. GLADIATOR is expected to enroll up to a total of 2,580 subjects, who will be randomized to receive 100 mg or 200 mg of lasmiditan, and treated for up to eight migraine attacks per month for one year. Based on the results of GLADIATOR, CoLucid intends to build an appropriate safety database to support a New Drug Application (“NDA”) for lasmiditan. At the time of the NDA submission, it is anticipated that there will be more than 15,000 patient exposures to lasmiditan in the entire clinical program.

About Migraine

Migraine is the leading cause of disability among neurological disorders in the United States according to the American Migraine Foundation.  An estimated 36 million Americans suffer from migraine.  Migraine can be extremely disabling and costly, accounting for more than an estimated $20 billion in direct (e.g., doctor visits, medications) and indirect (e.g., missed work, lost productivity) expenses each year in the United States.

About CoLucid Pharmaceuticals, Inc.

CoLucid was founded in 2005 and is developing oral lasmiditan for the acute treatment of migraine headaches in adults and intravenous lasmiditan for the acute treatment of unspecified headache pain in adults in emergency room and other urgent care settings.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to CoLucid’s expectations for lasmiditan’s efficacy, clinical trial enrollment goals, the initiation of future clinical trials and anticipated cash usage. Actual enrollment results, use of cash and other developments may occur that differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that enrollment goals will not be met, trials may not be commenced or successful or may take longer to complete than anticipated, and projected cash needs and expected financial results may be different. More information about the risks and uncertainties faced by CoLucid are contained in its periodic reports filed with the Securities and Exchange Commission. CoLucid disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Thomas Mathers                                                    Hans Vitzthum

Chief Executive Officer                                         Managing Director

CoLucid Pharmaceuticals, Inc.                              LifeSci Advisors, LLC.

(781) 365-2596                                                      (212) 915-2568

CoLucid Pharmaceuticals, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Operating expenses:
Research and development	$5,777	$382	$13,534	$819
General and administrative	3,219	293	6,049	925
Total operating expenses	8,996	675	19,583	1,744
Loss from operations	(8,996)	(675)	(19,583)	(1,744)
Other income (expense):
Interest income	46	0	73	1
Interest expense	—	(40)	—	(397)
Total other income (expense), net	46	(40)	73	(396)
Net loss before income tax expense	(8,950)	(715)	(19,510)	(2,140)
Income tax expense	—	-	—	(248)
Net loss and comprehensive loss	(8,950)	(715)	(19,510)	(2,388)
Gain on extinguishment of convertible stock	—	—	4,798	—
Accretion of redeemable preferred stock	—	—	(12,553)	—
Net loss attributable to common stockholders	$(8,950)	$(715)	$(27,265)	$(2,388)
Per common share information:
Net loss available to common stockholders, basic and diluted	$(0.59)	$(4.97)	$(3.27)	$(17.05)
Weighted-average common shares outstanding, basic and diluted	15,153,135	143,810	8,336,147	140,029

CoLucid Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands, except share data)

(unaudited)

	September 30,	December 31,
	2015 (unaudited)	2014
Assets
Current assets:
Cash and cash equivalents	$36,020	$204
Marketable securities (less than 1 year)	33,149	—
Prepaid assets	1,533	23
Total current assets	70,702	227
Deferred financing costs	—	66
Marketable securities (more than 1 year)	4,929	—
Other assets	21	—
Total assets	$75,652	$293
Liabilities
Current liabilities:
Accounts payable	$2,628	$306
Accrued expenses	3,003	75
Convertible notes payable	—	200
Total current liabilities	5,631	581
Deferred revenue	1,500	1,500
Total liabilities	7,131	2,081
Commitments and contingencies
Stockholders’ equity (deficit)
Series A convertible preferred stock; $0.001 par value, 405,405 shares authorized and 381,158 issued and outstanding as of December 31, 2014 (liquidation preference of $24,255)	—	15,388
Series B convertible preferred stock; $0.001 par value, 712,530 shares authorized and 690,479 issued and outstanding as of December 31, 2014 (liquidation preference of $46,791)	—	34,891
Common stock, $0.001 par value; 270,000,000 shares authorized; 15,153,135 and 143,810 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	15	—
Additional paid-in capital	144,381	2,411
Accumulated other comprehensive income (loss)	(9)	—
Accumulated deficit	(75,866)	(54,478)
Total stockholders’ equity (deficit)	68,521	(1,788)
Total liabilities and stockholders’ equity (deficit)	$75,652	$293